AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT AGREEMENT

THIS AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT (“Agreement”) is entered into as of February 12, 2014, by and between Belmont Savings Bank, a Massachusetts savings bank with its principal place of business in Belmont, Massachusetts ( “Bank”), and John A. Citrano ( “Executive”):

WHEREAS, the Executive is employed as an executive employee of the Bank; and

WHEREAS, the Bank and the Executive previously entered into a Restated Supplemental Executive Retirement Agreement dated December 23, 2008 (“Prior Plan”); and

WHEREAS, the Bank and the Executive wish to amend and restate the Prior Plan in its entirety,  as set forth herein; and

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the Prior Plan is hereby replaced in its entirety by this to read as follows:

1.           Benefits Fully Vested.  Effective February 12, 2014, the Executive is fully vested in his Accrued Benefit under this Agreement.  For this purpose, the “Accrued Benefit” is the benefit accrued in accordance with APB 12 in accordance with generally accepted accounting principles in order to provide Executive with a “Supplemental Retirement Benefit” at age 65 equal to 51% of his projected final Average Compensation.

2.           Rights on Death or Termination of Employment.

a.           Death. If the Executive should die prior to attainment of age 55 while employed by the Bank and prior to the termination of this Agreement, the Bank shall pay the Executive’s designated beneficiary or estate his Accrued Benefit in a lump sum no later than sixty (60) days after the Executive’s date of death.  In the event Executive should die on or after attainment of age 55 while employed by the Bank and prior to termination of this Agreement, the Bank shall pay Executive’s designated beneficiary or estate the lump sum present value of his Supplemental Retirement Benefit, calculated in the manner set forth on Exhibit A.  Such payment shall be made no later than sixty (60) days after Executive’s death.  Upon the receipt of such payment, this Agreement shall terminate with respect to the Executive.

b.           Termination of Employment Prior to Age 55 or With Fewer Than Ten (10) Years of Service. If the Executive’s employment with the Bank should terminate for any reason other than his death or disability at a time when the Executive has not both (i) attained age 55 and (ii) completed ten (10) Years of Service with the Bank, the Executive shall be entitled to the following benefit:

(i)           If the Executive voluntarily terminates his employment with the Bank other than for Good Reason as defined below, the Bank shall pay to the Executive in a lump sum not later than sixty (60) days after the date the Executive’s employment so terminates an amount equal to Executive’s Accrued Benefit.

(ii)           If the Executive’s employment with the Bank is terminated by the Bank without cause (as defined below) or by the Executive for Good Reason (as defined below), the Executive shall be entitled to receive an amount equal to the greater of (i) Executive’s Accrued Benefit hereunder, or (ii) the sum of the then total cash surrender value of certain policies of life insurance (“Policies”) which the Bank owns on Executive’s life, plus an amount equal to the aggregate Federal and State income taxes that would be payable by the Executive with respect to such payment (grossed up to reflect the taxes payable on the entire payment) as estimated by the public accountants utilized by the Bank taking into account the tax rates which will be applied to the amount of such payment for the Executive for the year in which such payment is received; provided, however, the amount of taxable income of the Executive to which the initial portion of the grossed-up payment will apply shall not exceed the aggregate amount of premiums paid on the Policies by the Bank. Such benefit shall be paid to the Executive not later than sixty (60) days following the date his employment with the Bank terminated. Upon the receipt of such payment, this Agreement shall terminate with respect to the Executive.  Notwithstanding anything herein to the contrary, nothing herein shall be construed to require the Bank to actually transfer any such Policies to Executive, rather sub-section “(ii)” above shall only represent the formula for determining the maximum cash payment to be made to Executive under this Section.

(iii)           A voluntary termination of employment by the Executive shall be deemed to have been for Good Reason if the Executive’s action results from a material negative change to his service relationship by the Bank, such as the duties to be performed, the conditions under which such duties are to be performed, or the compensation to be received for performing such services. For the purposes of determining whether a material negative change has been made, such material negative change shall be deemed to have occurred in the event of any one of the following events:

                                         (a)         a material diminution in the Executive’s base compensation;

(b)           a material diminution in the Executive’s authority, duties,

(c)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

(d)           a material diminution in the budget over which the Executive retains authority,

(e)           a change of more than thirty-five (35) miles in the geographic location at which the Executive must perform services for the Bank; or

(f)           any other action or inaction of the Bank that constitutes a material breach by the Bank of any agreement under which the Executive provides services to the Bank.

In no event, however, shall a termination of employment for Good Reason occur unless such termination occurs not later than one year from the date the material negative change becomes effective. Further, however, the Executive must provide notice to the Bank of any such material negative change which would permit the Executive to terminate his employment for Good Reason, such notice to be given not later than ninety (90) days of the initial existence of the material negative change. The Bank shall have a period of thirty (30) days following receipt of said notice during which it may remedy the material negative change; and, if it does so remedy said material negative change, the Executive shall not be entitled to terminate his employment for Good Reason.

c.           Termination of Employment After Age 55 With Ten (10) or More Years of Service. If the Executive’s employment with the Bank should terminate for any reason other than for Cause (as defined below) or his death at a time when the Executive (i) has attained age 55 and (ii) has completed ten (10) or more Years of Service with the Bank, the actuarial value of the Supplemental Retirement Benefit computed in the manner set forth on Exhibit A hereto shall be determined and such Benefit shall be paid to the Executive not later than sixty (60) days following the date his employment with the Bank terminated.

d.           Termination by Reason of Disability. If the Executive’s employment with the Bank should terminate by reason of Disability prior to his attaining both age 55 and completing ten (10) Years of Service with the Bank, the Executive shall be deemed for purposes of this Agreement to have retired upon attaining age 55 and with ten (10) Years of Service with his Compensation increased by six percent (6%) per calendar year for the years beginning with the year in which he becomes disabled and ending with the year in which he would attain age 55. The provisions of paragraph (c) of this Section shall apply to the determination of the Executive’s benefit.

Disability is defined as a physical or mental impairment that prevents the Executive from performing all or substantially all of the functions of his position with the Bank. At the Bank’s request, the Executive agrees to be examined by a physician selected by the Bank for the purpose of determining the existence of a Disability. The Bank shall pay all costs incurred with respect to such examination.

e.           Benefits Not Payable While Executive Employed bv the Bank or Prior to the Time the Executive Incurs a Separation from Service with the Bank. Notwithstanding anything to the contrary, at no time shall any benefits be provided to the Executive pursuant to this Section 2 unless the Executive’s employment with the Bank has terminated; that is, the Executive shall have no right to receive any benefit under this Section 2 while employed by the Bank. Further, at no time shall any benefits be provided to the Executive, his beneficiary(ies) or his estate until such time as the Executive has incurred a separation from service from the Bank which shall have the same meaning as a separation from service under Section 409A, of the Internal Revenue Code, as amended, and any regulations or guidance issued thereunder by the Internal Revenue Service.

f.           Discount Rate. For the purpose of actuarially converting the Supplemental Retirement Benefit of the Executive to a lump-sum payment, the named fiduciary shall utilize the discount rate then utilized by the Savings Banks Employees Retirement Association in connection with the qualified retirement plans then offered by the Savings Banks Employees Retirement Association to its members.

g.           Termination for Cause. For the purposes of Section 2(b)(ii) of this Agreement, termination for cause shall be defined as a termination of the employment of the Executive by the Bank for any one or more of the following reasons:

(i)           Willful and intentional violation of any material state or federal laws, or of the by-laws, rules, policies or resolutions of the Bank or the rules or regulations of any regulatory agency or governmental authority having jurisdiction over the Bank, which in the reasonable opinion of the Board of Investment of the Bank has or might have a material adverse effect upon the Bank;

(ii)           Conviction of the Executive of a felony involving fraud or dishonesty, or the Executive’s willful and intentional commission of a fraudulent or dishonest act in connection with his duties to the Bank for which the Bank suffers a material loss;

(iii)           An intentional failure to carry out material, lawful instructions issued to the Executive by the Board of Investment of the Bank or the President and Chief Executive Officer of the Bank, which failure, in the reasonable opinion of the Board of Investment of the Bank, causes material loss to the Bank, or which failure is not cured within ten (10) days of receipt of a notice of such failure from the Bank prior to the Bank suffering a material loss;

(iv)           Gross neglect of the duties of the Executive to the Bank hereunder, (provided such neglect does not arise as the result of the physical or mental disability of the Executive), which gross neglect is not cured by the Executive within fifteen (15) days of receipt of a notice of such neglect from the Bank; and

(v)           The Executive’s willful and intentional disclosure, without authority, of any secret or confidential information concerning the Bank or any customer of the Bank, or the taking of any action which the Bank’s Board of Investment determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with the Bank.

h.           Termination for Cause. For the purposes of Section 2(c) of this Agreement, termination for cause shall be defined as the termination of the employment of the Executive by the Bank as a result of the conviction of the Executive of a felony involving fraud or dishonesty, or the Executive’s willful and intentional commission of a fraudulent or dishonest act in connection with his duties to the Bank for which the Bank suffers a material loss.

4.           Termination of the Agreement During the Executive’s Lifetime . This Agreement shall terminate upon the termination of the Executive’s employment; in such event, after compliance with the relevant provisions of Section 2, the Bank shall have no further obligations hereunder.

5.           Post Termination Obligations.

(a)           Executive hereby covenants and agrees that, in consideration for the payment set forth in Section 2.b., for a period of eighteen (18) months following his termination of employment with the Bank, provided such termination occurs prior to the date on which Executive reaches age fifty-five (55) under conditions that would entitle him to a payment under Section 2.b., he shall not, without the written consent of the Bank:

(i)           Directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, loan originator, loan officer, joint venturer, investor, agent, consultant or representative, in any Competitive Business (as hereafter defined); or

(ii)           Solicit or induce, or attempt to solicit or induce, any other employee or independent contractor of the Bank or any other person who shall otherwise be in the service of the Bank, to terminate his or her employment with or otherwise cease his or her relationship with the Bank; or

(iii)           Solicit, divert, take away or accept, or attempt to solicit, divert, take away or accept, the business or patronage of any of the clients, customers (whether any such customer has done business with the Bank once or more than once), suppliers or accounts, or prospective clients, customers, suppliers or accounts, of the Bank.

For purposes of this Agreement, (i) the term “Competitive Business” means any business that engages in an activity of a type that competes with the business of the Bank or any of its affiliates (A) within thirty (30) miles of the Bank’s principal administrative office, or (B) outside such thirty (30) mile radius, in any of the communities in which the Bank or any of its affiliates maintains a place of business or engages in any banking activity as of the Executive’s date of termination; and (ii) Executive agrees that Executive will be deemed to have solicited or induced a person to cease such person’s relationship with the Bank if such former service provider to the Bank is subject to supervision by Executive in employment following such person’s separation from service with the Bank.

(b)           At all times, both during the Executive’s employment with the Bank and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Bank, except as may be necessary in the ordinary course of performing the Executive’s duties to the Bank.  As used in this Agreement, “Confidential Information” means information belonging to the Bank which is of value to the Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Bank with respect to all Confidential Information.

(c)           Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

(d)           All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available (which would include a return of any payment made hereunder), to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

6.           Named Fiduciary, Determination of Benefits, Claims Procedure and Administration.

a.           The Bank is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.

(i)           Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Bank, setting forth his or her claim, The request must be addressed to the President of the Bank at the Bank’s then principal place of business.

(ii)           Claim Decision.

Upon receipt of a claim, the Bank shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period The Bank may, however, extend the reply period for an additional ninety (90) days for reasonable cause. If the claim is denied, in whole or in part, the Bank shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Agreement on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (iii) and for review under subsection (iv) hereof.

(iii)           Request for Review

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board of Investment of the Bank review the determination of the Bank. Such request must be addressed to the Board of Investment of the Bank, at the Bank’s principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Board. If the Claimant does not request a review of the Bank’s determination by the Board of Investment of the Bank within such sixty (60) day period, he or she shall be barred and estopped from challenging the Bank’s, determination.

(iv)           Review of Decision.

Within sixty (60) days after the Board of Investment’s receipt of a request for review, the Board of Investment of the Bank will review the Bank’s determination. After considering all materials presented by the Claimant, the Board of Investment will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Board of Investment will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

   7.           Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties: hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein. This Agreement further amends the Supplemental Retirement Agreement entered into by and between the Bank and the Executive dated December 1, 1994, as thereafter amended in its entirety by an Agreement dated December 23, 2003, which was thereafter amended on February 11, 2004, February 27, 2007 and restated April 9, 2008 and December 23, 2008. All provisions of the prior Agreement, as previously amended, shall, except to the extent expressly set forth herein, be of no further force or effect.

   8.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and the Executive, the beneficiary(ies), and their respective successor, assigns, heirs, executors, administrators and beneficiaries.

    9.           Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a patty hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of notice, consent of demand.

10.           Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

a.           The Bank shall require any successor to the business and/or assets of the Bank in connection with any merger or other acquisition of the business of the Bank to assume and agree to perform the Bank’s obligations under this Supplemental Retirement Agreement in writing.

b.           The Executive shall rely solely on the unsecured promises of the Bank as set forth herein to furnish benefits. Nothing in this Agreement shall give, or be construed to give, the Executive any right, title, interest or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Bank or in which it may have any right, title, or interest now or in the future; but the Executive shall have the right to enforce such rights to the same extent and to the same manner as any other unsecured creditors of the Bank.

c.           The provisions of this Agreement shall be deemed to constitute a separate “top-hat” plan as described in Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended.

d.           Any payment made to the Executive or beneficiary pursuant to this Agreement is subject to and conditioned upon its compliance with l2 U.S.C. Section 1828(k), any regulation promulgated thereunder, or any other applicable banking statute, regulation or order.

11.           Payment to Specified Employee. In the event that a payment becomes due hereunder to the Executive who, at the time his employment with the Bank terminates is a Specified Employee (meaning a key employee as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank when any stock of the Bank is publicly traded on an established securities market or otherwise, then, solely to the extent required by Code Section 409A to avoid penalties under Code Section 409A, such payment may not be made earlier than six (6) months after the date that his employment terminates. In the event that this Section is applicable to the Executive, any distribution which would otherwise be paid to him within the first six (6) months following the termination of his employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh full calendar month following the termination of his employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate as of the day and year first above written.

                                                                                                     BELMONT SAVINGS BANK

February 12, 2014                                                                       By:   /s/Robert J. Morrissey
Date                                                                                                      Robert J. Morrissey

                                                                                                     EXECUTIVE

February 12, 2014                                                                              /s/John A. Citrano
Date                                                                                                     John A. Citrano

EXHIBIT A

To
Amended and Restated
Supplemental Retirement Agreement
By and Between Belmont Savings Bank and John A. Citrano

Retirement Benefit

For the purposes of this Agreement, Applicable Percentage shall be determined based on the Retirement Age (determined as of the last birthday of the Executive prior to his retirement from the Bank) and the Applicable Percentage set forth in the following table:

Retirement Age	Applicable Percentage
55	37%
56	38%
57	40%
58	41%
59	42%
60	43%
61	44%
62	46%
63	48%
64	49%
65	51%

In the event that the Executive becomes disabled as defined in Section 2(d) of this Agreement prior to attaining age 55, the Applicable Percentage shall be that set forth above for retirement at age 55 and his Compensation shall be increased as provided for in Section 2(d). of the Agreement.

Average Compensation means the average of the Executive’s highest three consecutive Plan Years of Compensation prior to his termination of employment.

Compensation means the annual rate of salary for the Executive as approved by the Board of Trustees of the Bank, plus any, bonuses paid to the Executive for the applicable year (including, without limitation, the Executive’s share of the profit sharing pool for such year), without reducing the aggregate of said amounts by the amount of such salary and/or bonuses which are not paid to the Executive for such year as a result of a salary reduction agreement between the Executive and the Bank pursuant to any benefit plan which the Bank maintains, including its deferred compensation agreement with the Executive, any tax qualified plan maintained under Section 401(k) of the Internal Revenue Code, any Cafeteria Plan maintained pursuant to Section 125 of the Internal Revenue Code and the like.

Plan Year means the l2-month period ending on any December 31.

Years of Service shall be determined utilizing the 12-month period ending on each December 31 in which the Executive attains at least 1,000 hours of service for the Bank utilizing the definition of an Hour of Service set forth in Section 410(a)(3)(C) of the Internal Revenue Code of 1986, as amended.

Calculation of Retirement Benefit for the purposes of this Agreement, the Supplemental Retirement Benefit shall be equal to the Actuarial Equivalent of a 20-year certain and continuous annuity, payable monthly commencing on the first business day of the month following the Executive’s termination of employment in an annual amount equal to the Applicable Percentage of the Executive’s Average Compensation as defined above.

EXHIBIT B

BELMONT SAVINGS BANK

INSURED:                                                      John A. Citrano

POLICY:                                                        John Hancock Life Insurance Company
                                                                           Policy No. FV 3234372

OWNER:                                                        Belmont Savings Bank

BENEFICIARY:                                            Part A:Belmont Savings Bank

______________________________________________________________________________

INSURED:                                                      John A. Citrano

POLICY:                                                        New York Life Insurance Company
                                                                          Policy No. 56022619

OWNER:                                                        Belmont Savings Bank

BENEFICIARY:                                            Part A:Belmont Savings Bank